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Luby’s, Inc. Investor Presentation January 2019

Forward Looking Statements

The views expressed in this presentation (this "Presentation") represent the opinion of Luby's, Inc. ("Luby's" or the "Company"). This Presentation is for informational purposes only, and it does not have regard to the specific investment objective, financial situations, suitability or particular need of any specific person who may receive this Presentation and should not be taken as advice on the merits of any investment decision. This Presentation is not a recommendation or solicitation to buy or sell any securities of the Company.

The Company has not sought or obtained consent from any third party to use any statements or information indicated in this Presentation as having been obtained or derived from a third party. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed in this Presentation. Information contained in this Presentation has not been independently verified by the Company, and the Company disclaims any and all liability as to the completeness or accuracy of the information and for any omissions of material facts. The Company disclaims any obligation to correct, update or revise this Presentation or to otherwise provide any additional materials.

This Presentation includes forward-looking statements as that term is defined for purposes of applicable securities laws, about our industry, our future financial performance and business plans and expectations. These statements are, in essence, attempts to anticipate or forecast future events, and thus subject to many risks and uncertainties. These forward-looking statements are based on our management's current expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical. Luby's cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby's. The following factors, as well as any other cautionary language included in this Presentation, provide examples of risks, uncertainties and events that may cause Luby's actual results to differ materially from the expectations Luby's describes in such forward-looking statements: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby's annual reports on Form 10-K and quarterly reports on Form 10-Q. We undertake no obligation to update publicly or otherwise revise information in this Presentation, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

Luby's | 2

• Executive Summary • Company Overview • Industry Trends & Challenges • Strategy & Performance • The Right Leadership and Board • Engagement with Bandera • Bandera’s Nominees • Appendix o Correspondence with Bandera o Bandera’s Activist Track Record Table of Contents 3

Executive Summary x Change is already underway at Luby’s and the Board and management team are executing on an aggressive turnaround plan to improve the Company’s financial results and operating performance. Elements of the plan include: x Raise awareness of Luby’s brands x Strengthen core operations x Optimize the business for the future x Maintain strong corporate governance policies x The current Board’s industry and management experience is essential to executing this plan, and Luby’s leadership has a successful track record of steering the Company through previous difficult periods in the restaurant industry cycle. x Management is fully aligned with the best interests of ALL shareholders : x In recognition of the fact that Luby’s business needs to improve, CEO Chris Pappas reduced his annual salary to only $1 and committed to keeping it at that amount until the Company’s turnaround efforts bear fruit for Luby’s shareholders. x Chris Pappas and fellow director Harris Pappas have more “ skin in the game ” than anyone, given their b eneficial ownership of approximately 34% of the Company.  Without any attempt to engage constructively with the Company, Bandera demanded a third of the Board seats and threatened to nominate an opposing slate of directors if its demands were not met within 48 hours of receipt of its proposed term sheet .  When the Board attempted to do its due diligence and requested to interview two of Bandera’s nominees, Bandera denied the request and demanded “an agreement in place” first .  In our view, this may be due to the fact that Bandera’s nominees do not have the appropriate skillsets , experience or track records to justify replacing Luby’s highly - qualified nominees.  Bandera has exhibited a pattern of confusing and concerning behavior , which calls into question whether Bandera principal Jeff Gramm – or anyone nominated by him – is suited to sit on any public company board. 4

Company Overview *Please note that Luby’s doesn’t receive revenue or royalties from the 37 locations in the Middle East, but these locations reflect the reach of Luby’s brands globally 5 • Founded in 1947 • Listed on NYSE since 1982 (NYSE:LUB) • Headquarters: Houston, Texas • Market Capitalization: ~$45 Mil. • $365M in Annual Revenues for Fiscal 2018 • Iconic globally recognized dining brands • Primarily operate 82 Luby’s Cafeterias and 59 Company - owned Fuddruckers locations • Support 104 domestic and international Fuddruckers locations • Provide Luby’s Culinary Services at 30 locations *

Luby’s Operates Several Valuable Restaurant Concepts • An 11 - year old brand founded in Houston • 30 locations as of 11/7/2018 • $25.8M in Annual Revenues for Fiscal 2018 • Provides food service management as an amenity to healthcare, higher education, and corporate dining facilities • A 38 - year old brand founded in San Antonio • 59 Company - owned restaurants as of 11/7/2018 (includes 6 that are part of “Combo” with Luby’s locations) • 104 franchise locations as of 11/7/2018 • $88.1M in Annual Revenues for Fiscal 2018 • $6.4 in Franchise Revenues for Fiscal 2018 • Known for its lively atmosphere, premium - cut, grilled - to - order beef, scratch - made buns and market fresh produce 6 • A 71 - year old brand founded in San Antonio • 82 restaurants as of 11/7/2018 (includes 6 that are part of “Combo” with Fuddruckers locations) • $210.9M in Annual Revenues for Fiscal 2018 • Serving customers convenient, great - tasting, home - style meals at an excellent value in a friendly environment

#16 Luby’s Brands Resonate with Loyal Customers 63% Source: “Top brands ranked by customer loyalty" Consumer Picks 2018, Nation's Restaurant News, Oct 2018 Source: “Top 10 taste winners” Consumer Picks 2018, Nation's Restaurant News, Oct 2018 Luby’s Restaurant brand ranks in the top 20 nationally in brand loyalty, based on the percentage of customers who “visit because of a real desire to experience the brand, as opposed to convenience.” #1 Fuddruckers ranks in the top 10 nationally, based on the percentage of customers who rated the chain "best in class" or "above average" for taste. 7 #4 #6 #19 #23 #39 56% 55% 51% 50% 49% 47% #6 87% #1 #2 #3 #7 #9 #10 86% 85% 82% 82% 81% 81%

Industry Trends & Challenges

Industry and Business Have Faced Recent Pressures The broader casual dining industry has been extremely competitive in 2018 – two year stacked trends in comparable sales and traffic remain below historical trends . • Casual dining chains are facing pressure from fast food chains, independents, grocers, C - stores, and other to - go outlets for customers (e.g. GrubHub ). • Many casual - dining chains have suffered ongoing traffic declines as generational preferences change and fast - food restaurants attract customers with cheaper price points. • Casual - dining restaurants have been forced to discount heavily to maintain their market - share. • Restaurant - level operating margins are under increasing pressure from rising minimum wage levels and a competitive hiring environment. Source: MillerPulse Casual Dining Monthly SSS and Traffic Trends (%) -3.00 -2.50 -2.00 -1.50 -1.00 -0.50 0.00 0.50 1.00 1.50 2.00 Casual Dining Same-Store Sales Casual Dining Traffic 9

An Evolving Casual Dining Landscape “Negative traffic trends continue across the industry which is relying mostly on pricing. Bar and grill competitors have been aggressive on drinks (especially alcohol, e.g., Applebee’s) and bundled value (e.g., Chili’s), so deal seekers are shifting around.” (11.15.18) “Additional pricing actions to further support margins may prove difficult if the wider food - at - home/food - away - from - home price gap weighs on traffic trends as we expect.” (10.29.18) “The macro backdrop of improving job and wage growth, a strong US dollar and additional tariff impact to food costs is most favorable to the most cyclical domestic (e.g. relatively high check) company - operated names in our view…Long - term, we see risks for the casual dining industry from increased family dining occasions at home.” (10.29.18) “Fundamentals for most in casual dining have been challenged and volatile, though industry comps re - accelerating of late… On the flip side, outsized labor cost inflation continues to weigh on restaurant margins.” (10.30.18) 10

• In 2009, Luby’s felt the impact of a challenging macroeconomic environment that affected both customer frequency and the amount they spent • Same - store sales declined 8.6% in fiscal 2009 primarily due to declining traffic and dining frequency • Store - level profit decreased to 10.7% in fiscal 2009 compared to 13.5% in fiscal 2008 • In response to these conditions, in October 2009 Luby’s adopted a Cash Flow Improvement and Capital Redeployment Plan which called for: • (1) the closure and sale of 25 of the Company’s under - performing stores • (2) focus on sales development, labor productivity, as well as food and operating cost management at the remaining core locations; • (3) increase emphasis on the expansion of Luby’s Culinary Contract Services Luby’s Leadership has Successfully Steered the Company through Previous Downturns in the Restaurant Industry “Luby’s will continue to offer customers competitive price points to promote customer frequency however, it does not anticipate that profit improvements are probable in our fiscal 2010 at most units, thus a net loss from continuing operations is expected in 2010.” (Fiscal Fourth Quarter 2009 Results – 10.15.09) “By strengthening our core operations, we believe that over time we will be better positioned to return to positive cash flow generation, and thereby grow by redeploying our capital into projects with more attractive rates of return, which will improve our earnings potential.” (Fiscal Fourth Quarter 2009 Results – 10.15.09) 11

Luby’s Leadership has Successfully Steered the Company through Previous Difficult Periods in the Restaurant Industry 12 $ 4.3 0 $ 9.16 2 3 4 5 6 7 8 9 10 Delivered an Improvement in Same - Store Sales Streamlined Operations and Acquired Fuddruckers brand Reduced Debt - 8.60% - 7.40% 2.50% 2.20% -10.00% -5.00% 0.00% 5.00% FY 2009 FY 2010 FY 2011 FY 2012 $41.5 $21.5 $13.0 FY 2010 FY 2011 FY 2012 70% reduction 119 96 95 93 92 55 58 58 61 0 20 40 60 80 100 120 140 160 FY 2009 FY 2010 FY 2011 FY 2012 FY 2013 Luby's Cafeteria Locations Fuddruckers Locations

Strategy & Performance

Our Strategy: Generate consistent and sustainable same - store sales growth and improved store level profitability to deliver increased shareholder value 14 Maintain Strong Corporate Governance Raise Awareness of Our Brands 1 Strengthen Our Core Operations Optimize the Business for the Future 2 3 4

Raising Awareness of Our Brands x Developed new menu options for both our Luby’s Cafeterias and Fuddruckers brands x Made further improvements in mobile ordering capabilities at Fuddruckers and geared up for launching similar capabilities for our Luby’s Cafeteria guests x Partnered with third party delivery companies (e.g. Uber Eats) to allow additional convenience x Re - directed resources into more targeted, interactive and measurable digital marketing campaigns x Introduced freshly - prepared to - go family meal options along with packaged goods in the freezer section of H - E - B, a Texas - based grocery retailer x Opened four new Fuddruckers franchise restaurants in fiscal 2018 • Maintain commitment to great food and service, serving great tasting meals in a friendly environment • Offer great prices and value to our customers, delivering menu innovation and variety • Implement marketing efforts and value campaigns to differentiate our offerings, drive additional customer traffic and spending to our locations, building customer goodwill • Build Fuddruckers into a worldwide brand that continues to grow in popularity both here in the United States and around the world • Leverage our retail brand to provide food service management as an amenity to healthcare, higher education, and corporate dining facilities along with sales through retail grocery outlets Actions Taken 15

Strengthening Our Core Operations x Generated 1.5% increase in same - store sales at Luby’s Cafeterias in fiscal 2018 x Luby’s Cafeterias same - store sales increased 3.9% in 4Q18, driven by a 10.3% increase in average spend per guest x Discontinued certain discounting and promotional offers used in the past x Grew culinary contract services segment sales by 43.7% in fiscal 2018 x Luby’s Culinary Services represented 7.1% of total sales in fiscal 2018 versus 4.8% in fiscal 2017 x In October 2018, announced the promotion of Benjamin “Todd” Coutee to the position of Chief Operating Officer x Todd is a proven business leader with over 30 years of experience in the food service industry x Began development of a digital loyalty and recognition program for each of our brands centering on surprising and delighting our guests through engagement, rather than merely discounting • Focusing on sales development, labor productivity, food and operating cost management • Attracting, retaining and developing the most talented individuals to serve, engage, and delight our guests • Further enhancing the guest experience at each of our stores including deploying technology to improve and personalize the dining experience • Examining multiple ways to lower costs and improve operations to improve our profitability • Remodeling our legacy restaurants to remain relevant and appealing to keep loyal guests coming back and to draw in new ones • Deploying capital to continue upgrading our core base of stores, expanding Luby’s Contract Services business, and refocus on strengthening the business Actions Taken 16

Optimizing the Business for the Future x Closed 21 underperforming Company - owned restaurants in fiscal 2018 with 13 of those locations closing in the last month of the fiscal year x Closed an additional 6 restaurants subsequent to the end of the fiscal year x Announced an asset sales program of $25 million in April 2018 and expanded this program up to $45 million in July 2018, with the goal of strengthening our balance sheet and decreasing our debt x Reduced our debt outstanding to $39.3 million in fiscal 4Q18 from $44.0 million at the end of fiscal 3Q18 x Refinanced our debt in December, entering into a new five - year credit agreement as we continue to aggressively strengthen our financial position • Assess each of our location’s near - term and long - term value potential, closing underperforming locations and selling Company - owned property at certain locations • Deploy proceeds from the closure and sale of excess properties into both locations that exhibit the most promise for enhanced profitability and investments with superior return characteristics • Balance capital - intensive investments for new restaurant developments and the necessity to remodel existing restaurant locations in order to remain competitive in the industry and adapt to changing consumer preferences and tastes • Significantly reduce our debt level to strengthen our balance sheet for enhanced financial flexibility • Explore all strategic alternatives that may be in the best interests of the company and its shareholders – the value of the entire Luby’s enterprise is worth meaningfully more than where the stock is currently trading Actions Taken 17

Maintain Strong Corporate Governance x Strong independent chairman presides over Board x Management / Pappas family’s beneficial ownership of approximately 38% of the Company ensures the strongest possible alignment of interests with ALL shareholders x All directors are expected to accumulate shares with a market value of at least $100,000 prior to the five - year anniversary of their appointment to the Board x CEO Chris Pappas reduced his annual salary to only $1, and committed to keeping it as such until the Company’s turnaround efforts bear fruit for Luby’s shareholders x Recently announced the addition of Twila Day to our slate of director nominees for the 2019 Annual Meeting, further increasing number of independent directors and bringing the total number of female directors to three (one third of the Board) x In February 2018, Board unanimously adopted a stockholders rights plan with a 10% triggering threshold to protect shareholders from a creeping acquisition of control by the Pappas family without the payment of a control premium • Continue ensuring strong corporate governance principles and Board oversight are upheld • Add new voices and perspectives at both the senior management and Board levels • Align executive compensation with shareholders during Company’s turnaround • Evaluate and monitor guidelines for meaningful share ownership by Board Actions Taken 18

The best path to unlocking the value of the Luby’s enterprise is to execute against the Board’s turnaround plan, improve results and enhance the stock price. Taking short - term focused actions would be doing shareholders a disservice over the long - term. 19

The Right Leadership and Board

Christopher J. Pappas – President & CEO • CEO of Pappas Restaurants, Inc. since 1980 • Director emeritus of the National Restaurant Association • Co - founder and operator of more than 90 restaurants during 40 - year career, including Pappadeaux Seafood Kitchen, Pappasitos Cantina, and Pappas Bros. Steakhouse Executive Committee Member 21 Luby’s Highly - Qualified Directors and Nominees J udith B. Craven – Independent Director • President of JAE & Associates LLC, a physician consulting firm since 2003 • Director of Public Health for the City of Houston from 1980 until 1983, which included responsibility for the regulation of all foodservice establishments in Houston Vice - Chair of the Board, the Personnel and Administrative Policy Committee, the Executive Compensation Committee, the Executive Committee, and the Nominating and Corporate Governance Committee Frank Markantonis – Director • General Counsel of Pappas Restaurants, Inc. since 1992 • Concentration in real estate development, litigation defense, insurance procurement and coverage, immigration, and employment law • Member of the State Bar of Texas, District of Columbia Bar Personnel and Administrative Policy Committee Member Gasper Mir, III – Independent Chairman • Founder and principal owner of professional services firm MFR Group, Inc. from 1988 until retirement, serving as Chief Administrative Officer • 18 - year career at accounting and professional services firm KPMG LLP, serving as partner from 1978 to 1987 Chairman of the Board; Executive Committee and the Nominating and Corporate Governance Committee Chair, Finance and Audit Committee Member, and Executive Compensation Committee Member Twila M. Day – Independent Director Nominee • VP CIO at global chemical manufacturer and marketer Huntsman Corporation since November 2018 • Managing Director and National Practice Lead for Technology Services, defining strategy for the Technology Services discipline across Alvarez and Marsal’s consulting practice • 21 - year career at SYSCO Corporation, the global leader in distributing food products, serving as Senior VP Information Technology and CIO from 2010 to 2013 Joe C. McKinney – Independent Director • 14 - year tenure as chairman of the board of directors and CEO of JPMorgan Chase Bank - San Antonio • Vice - chairman of Broadway National Bank, a locally owned and operated San Antonio - based bank, for 16 years Finance and Audit Committee Chair, Nominating and Corporate Governance Committee Member, Executive Compensation Committee Member, Executive Committee Member Gerald W. Bodzy – Independent Director • President and owner of Showcase Custom Vinyl Windows and Doors, a manufacturer of residential windows and doors in Houston • 10 - year career at Stephens, Inc., heading the investment banking firm’s Houston office • 11 - year career at Smith Barney, Inc, in New York, serving as Managing Director from 1986 to 1990 Executive Compensation Committee Chair and Finance and Audit Committee Member Jill Griffin – Independent Director • Advised corporations on customer loyalty strategies as Principal and founder of consulting firm the Griffin Group since 1988 • Senior Brand Manager at RJR/Nabisco for corporation’s largest brand, Winston • Author of best - selling business book, Customer Loyalty: How to Earn It, How to Keep It Personnel and Administrative Policy Committee Chair, Executive Compensation Committee Member, Nominating and Corporate Governance Committee Member, Executive Committee Member Harris J. Pappas – Director • Previous COO of Luby’s Inc. from 2001 to 2011 • President of Pappas Restaurants, Inc. since 1980 • Co - founder and operator of more than 90 restaurants during career, including Pappadeaux Seafood Kitchen, Pappasitos Cantina, and Pappas Bros. Steakhouse Executive Committee and the Personnel and Administrative Policy Committee Member

Director Restaurant Industry Experience Public Company Board Service Financial, Audit & Accounting Background Management / Operational Experience Stock Ownership / Alignment w/ Stockholders Jill Griffin Christopher J. Pappas Judith B. Craven Frank Markantonis Twila M. Day* Gasper Mir, III Joe C. McKinney Harris J. Pappas Gerald W. Bodzy * Nominee 22 The Right Experience and Expertise In a time of market oversaturation and shifts in consumer dining preferences, the Luby’s team has unique experience that comes from having “been there” before

Twila M. Day Independent Experienced Year Nominated 2018 Restaurant / Food Services Industry Experience Served as Chief Information Officer at SYSCO Corporation, a global leader in distributing food products to restaurants from 2006 to 2013 Leads overall strategy, execution, and management of Huntsman Corporation’s technology investments and operations as Chief Information Officer Managing Director at global professional services firm Alvarez & Marsal (2013 - 2018), served as an Independent Director of Women in Foodservice Forum (2012 - 2014) 23 Strategic Technology Expertise Proven Leadership & Management Experience

The Directors Bandera Seeks to Remove RESTAURANT INDUSTRY EXPERT Director emeritus of the National Restaurant Association and cofounder and operator of more than 90 restaurants during career, including Pappadeaux Seafood Kitchen, Pappasitos Cantina, and Pappas Bros. Steakhouse Has been President and CEO and a director of the Company since 2001. He is also currently a member of the Executive Committee. Currently the largest shareholder RESTAURANT INDUSTRY EXPERT Cofounder and operator of more than 90 restaurants during career, including Pappadeaux Seafood Kitchen, Pappasitos Cantina, and Pappas Bros. Steakhouse Has been a director since 2001 and is currently a member of the Executive Committee and the Personnel and Administrative Policy Committee. Currently the second - largest shareholder RESTAURANT INDUSTRY AND LEGAL EXPERT 43 years as a practicing attorney with experience in all areas of legal practice affecting the operations of restaurants and hospitality clients Has been a director of the Company since 2002 and is currently a member of the Personnel and Administrative Policy Committee FINANCIAL AND ACCOUNTING EXPERT 46 years of experience in accounting, finance, and audit from his distinguished tenure at the accounting firms KPMG LLP and MFR Has been a director of the Company since 2002 and currently is Chairman of the Board, Chair of the Executive Committee and the Nominating and Corporate Governance Committee, a member of the Finance and Audit Committee, and a member of the Executive Compensation Committee 24 Frank Markantonis Gasper Mir, III Christopher J. Pappas Harris J. Pappas

Committed to Strong Corporate Governance Practices x Separate Chairman/CEO x Strong independent Chairman of the Board x Declassified Board x Majority vote standard x No overboarded directors x 6 independent directors (two - thirds of the Board)* x 3 female directors (one - third of the Board)* x Asking stockholders to approve an amendment to the charter to eliminate the supermajority director removal threshold at the 2019 Annual Meeting x CEO Chris Pappas has agreed to take only $1 annually in salary until the business improves x Non - employee director compensation is in - line with industry peers x Annual say on - pay - vote x Board is fully aligned with shareholders – beneficially owning approximately 38% of the Company’s shares Board Governance Compensation Policies • Assuming election of Ms. Twila Day 25

• In February 2018, Board unanimously adopted a stockholders rights plan after Chris and Harris Pappas substantially increased their stakes in 2017 to more than 34% • The rights plan was not adopted in response to any takeover bid or in reaction to Bandera or another activist – it was enacted to protect Luby’s shareholders from the risk of a creeping acquisition of control by the Pappas family without the payment of a control premium • The adoption of the rights plan was legally advisable in light of Delaware law stating that a board may be liable for breach of fiduciary duty if directors fail to prevent a creeping acquisition of control (see Louisana Municipal Police Employees’ Retirement System v. Fertitta, Delaware Chancery 2009 a.k.a the Landry’s case ) Source: Source: Gramm, Jeff. Dear Chairman: Boardroom Battles and the Rise of Shareholder Activism . Harper Business, 2016. Luby’s Press Release: https://www.prnewswire.com/news - releases/lubys - inc - adopts - stockholders - rights - agreement - 300599905.html 26 “While I was angry at [Tandy Leather Factory’s] poison pill and pulled a minor hissy fit, it was a reasonable course of action for the board.” – Jeff Gramm, Dear Chairman pages 195 - 196 Luby’s Stockholders Rights Agreement

Bandera’s Involvement

• After receiving Bandera’s initial demands, Luby’s extended its nomination deadline as a courtesy to Bandera. • In response, Bandera sent a proposed settlement term sheet with a 48 - hour expiration deadline (see Appendix A ). No public company can responsibly make such a decision in 48 hours, especially without meeting the nominees. In our view, such a demand is indicative of a lack of understanding of how public companies operate and a Board’s fiduciary duties. • After Bandera went public with its formal nomination notice, the Board requested to interview two of Bandera’s director candidates , which Bandera refused. Bandera insisted that an agreement be in place first before any interviews be permitted. • After Bandera’s refusal to let the Board interview its candidates, the Board made very clear in a letter that it would stand by its offer to interview the Bandera candidates if Bandera were willing to reconsider its position. Bandera never responded and instead proceeded with a proxy contest. Luby’s Repeatedly Attempted to Engage Constructively with Bandera Bandera’s pattern of confusing and concerning behavior throughout its engagement with Luby’s calls into question whether Bandera principal Jeff Gramm – or anyone nominated by him – is suited to sit on any public company board 28

Luby’s Repeatedly Attempted to Engage Constructively with Bandera 29 • After receiving Bandera’s demand for a list of all shareholders, Luby’s agreed to provide the information subject to the signing of a confidentiality agreement intended to protect the privacy of shareholders, many of whom are retail shareholders • Luby's formally confirmed in writing to Bandera and its counsel on multiple occasions (no less than three times) that Luby's was prepared to deliver the shareholder records upon mutual execution of a standard confidentiality agreement • Luby's responded to Bandera's request in a timely manner under Delaware law, and Bandera then waited four days before replying with comments to Luby's form of agreement • When Luby's and Bandera were close to finalizing the form in an amicable manner, Bandera engaged a Delaware litigation firm which sent an aggressive letter, objecting to two standard provisions in the confidentiality agreement, accusing Luby’s of delay tactics and threatening a lawsuit • Luby’s promptly agreed to Bandera’s revised terms even though we did not receive Bandera's executed copy of the agreement until 10 days later, exposing their purported concern about delay as a publicity stunt Bandera’s erratic behavior and tactics are a cause for concern to the Board

Luby’s History of Engagement with Bandera Date Key Event Nov. 17, 2017 Bandera filed a Schedule 13D disclosing ownership of 5.2%. Oct. 30, 2018 Bandera disclosed an ownership of 6.2%. Nov. 2, 2018 Nine days prior to the Company's director nomination deadline, Bandera called Peter Tropoli , Luby’s General Counsel and Corporate Secretary, demanding three seats on the Board and threatening to nominate an opposing slate of directors if its demands were not met within five days. Nov. 5, 2018 Luby’s convened a special meeting of the Board to consider Bandera’s demand and decided it needed more information before it could proceed. The Board decided to extend the director nomination deadline for Bandera until November 19, 2018. Nov. 12, 2018 Mr. Gramm sent a proposed settlement agreement term sheet to Mr. Tropoli proposing to set the size of the Board at nine directors and demanding one third of the Board seats and a decision in 48 hours (see Appendix A for the term sheet) . Later that day, Mr. Tropoli responded acknowledging receipt and stated that the Board would not be able to reach a decision within 48 hours. Mr. Tropoli promised that the Board would respond to Mr. Gramm by the end of the week, but Mr. Gramm responded stating that a failure to reach an agreement within 48 hours would leave Bandera with "no choice but to officially send [its] notice to nominate [its] slates of nominees (see Appendix B for the email) .” Nov. 14, 2018 The Board discussed Bandera’s demands and decided to invite Mr. Gramm to an interview with the Board and to extend further the director nomination deadline for Bandera until December 14, 2018 in order to provide Mr. Gramm and the Board with sufficient time to discuss related matters. Nov. 15, 2018 Before Luby’s could relay the Board’s decision to Bandera, Mr. Gramm revoked his settlement proposal and delivered Bandera’s formal nomination notice, indicating an intent to nominate a control slate of six director candidates. On the same day, Bandera disclosed ownership of 7.1%. Nov. 19, 2018 The Company sent a letter to Mr. Gramm in response to Bandera’s nomination notice. The letter acknowledged receipt of the nomination notice and relayed that consistent with its fiduciary duties, the Board committed to review the notice and consider Bandera’s proposed director candidates. 30

Luby’s History of Engagement with Bandera Date Key Event Nov. 27, 2018 Bandera issued a public letter to the Board raising a number of criticisms Bandera had not previously shared with the Board or management. Bandera also disclosed ownership of 8.9%. Nov. 29, 2018 The Board met to consider all six of Bandera’s director candidates. After extensive discussions, the Board decided to interview two of Bandera’s new director candidates, Mr. Singh and Mr. Wright because they appeared to have a more relevant skillset than Mr. Gramm. Dec. 3, 2018 The Board asked to schedule interviews with Mr. Singh and Mr. Wright, and requested that each candidate complete a director questionnaire to assist the Board in evaluating their candidacy. Later the same day, Mr. Tropoli received a letter from Bandera’s outside counsel demanding that he refrain from engaging with Bandera. Bandera’s outside counsel also sent a letter to Luby’s outside counsel stating that Bandera would not permit its director nominees to be interviewed by the Board unless a settlement agreement was first agreed to (see Appendix C for the letter) . The letter also complained that the Board’s decision to not invite Jeff Gramm was “clearly a snub.” Dec. 7, 2018 The Board met again to discuss Bandera’s refusal to allow the Board to interview its candidates and complete the director questionnaires. The Board directed its outside counsel to reach out to Bandera one last time and reiterate its willingness to seriously consider Mr. Singh and Mr. Wright. Dec. 9, 2018 Luby’s outside counsel sent a formal letter to Bandera explaining that the Board could not fulfill its fiduciary duty of care if it agreed to appoint directors without first interviewing the candidates (see Appendix D for the letter) . The letter also noted that the Board would stand by its offer to interview Mr. Singh and Mr. Wright if Bandera were willing to reconsider its position. Bandera never responded to the letter. Dec. 11, 2018 Bandera filed preliminary proxy materials with the SEC, disclosing an opposing slate of four director candidates. Bandera has not, however, formally withdrawn the nomination notice in respect of its other two nominees. Later that day, the Board met again and determined that Bandera’s refusal to let the Board interview its candidates left it with no other choice than to proceed with a proxy contest. 31

Bandera’s Nominees

STACY HOCK Philanthropist and co - owner of Hock, LLC SAVNEET SINGH Interim CEO at PAR Technology Corporation, Partner at Tera Holdings, Inc. and Partner at CoVenture 33 Jointly filed an Amicus Curiae brief in a 2014 education case that was heard before the Texas Supreme Court Serves on board of Texas Public Policy Foundation, chaired by Senator Gramm’s wife Both serve on the board of Texans for Education Opportunity SENATOR WILLIAM PHILIP GRAMM Former Texas Senator JEFFERSON GRAMM Managing Director, Managing Partner and Portfolio Manager at Bandera Partners LLC Bandera’s Nominees – It’s Personal How can shareholders trust Bandera’s nominees to act as truly independent Board members, unbeholden to Bandera, when they have close ties to the Gramm family? Mr. Gramm has a very strong relationship with Arthur Levitt, an advisory Board member at Mr. Singh’s Gold Bullion International, LLC (GBI)

Bandera’s Nominees Lack Necessary Expertise Nominee Restaurant Industry Experience Public Company Board Service Financial, Audit & Accounting Background Management / Operational Experience Stock Ownership / Alignment w/ Stockholders Jeff Gramm Phil Gramm Stacy Hock Savneet Singh 34

Bandera’s Nominees Lack Necessary Expertise and Independence Jefferson Gramm Managing Director, Managing Partner and Portfolio Manager at Bandera Partners LLC Senator William Philip Gramm Former Texas Senator ₓ Limited restaurant experience and mixed at best record of shareholder value creation ₓ TSR of - 26.43% at Tandy Leather Factory since Mr. Gramm joined the Board ₓ In his own words, “…I’ve learned that I’m much better suited to finding good investment ideas than managing activist interventions or serving on corporate boards.” Source: Jeff Gramm. Dear Chairman: Boardroom Battles and the Rise of Shareholder Activism , Harper Business, 2016. 35 ₓ No restaurant industry experience ₓ No public company board experience ₓ No management or operational experience ₓ No stock ownership or alignment with shareholders ₓ Not independent of Bandera – serves on philanthropy boards with both of Jeff Gramm’s parents ₓ No restaurant industry experience ₓ No public company board experience ₓ Too old – 76 years of age and ineligible to stand for election under Company policy ₓ No stock ownership or alignment with shareholders ₓ Not independent of Bandera – father of Jeff Gramm ₓ No restaurant industry experience ₓ No stock ownership or alignment with shareholders ₓ In our view, Mr. Singh has no capacity to diligently serve Luby’s shareholders ₓ “ Overboarded ” pursuant to ISS policy ₓ Not independent of Bandera – Advisory Board member at Singh’s GBI has a strong relationship with Jeff Gramm Stacy Hock Philanthropist and co - owner of Hock, LLC Savneet Singh Interim CEO at PAR Technology Corporation, Partner at Tera Holdings, Inc. and Partner at CoVenture

Luby's | FUDDRUCKERS | LUBY'S CULINARY SERVICES

Does Mr. Singh Have Time to Effectively Serve on Luby's Board?



While Mr. Singh might be accomplished in the technology space and qualified for a seat on the board of a startup tech company, he lacks applicable industry knowledge and experience for a restaurant company like Luby's.

Further, we question his ability to truly focus on Luby's and put the Company and its shareholders first. Mr. Singh currently has many responsibilities, including:

- **Interim CEO and board member** at PAR Technology Corporation (NYSE: PAR)
- **Partner** at Tera Holdings, Inc., a holding company of niche software businesses
- **Partner and director** at CoVenture, a venture capital firm
- **Director** at Blockchain Power Trust (TSXV: BPWR.UN)
- **Director** at LottoGopher Holdings, Inc. (CSE: LOTO) (OTCQB: LTTGF) (FSE: 2LG)
- **Director** at Produce Pay, Inc.
- **Director** at EcoLogic Solutions, Inc.


lottoGopher
PAR
BLOCKCHAIN POWER
PRODUCEPAY
Premier Cash-Flow Solution
EcoLogic Solutions
TERA HOLDINGS
COVENTURE

With so much on his plate, we find it hard to believe Mr. Singh would have the capacity to diligently serve Luby's shareholders during a time-consuming turnaround situation

Luby's | 36

Luby's | FUDDRUCKERS WORLD'S GREATEST HAMBURGERS | LUBY'S CULINARY SERVICES

Mr. Singh Has Presided as a Director Over Multiple Disastrous Lapses in Oversight

- Mr. Singh currently serves on the board of two companies – LottoGopher Holdings Inc. and Blockchain Power Trust – that have defaulted on their financial reporting requirements during his tenure
- A December 3, 2018 press release announced that LottoGopher's CFO had resigned, its accounting firm terminated its relationship with the company and the company would be in default and failed to meet its financial reporting requirements
- During Mr. Singh's first five months on the board of Blockchain Power Trust, the company was issued a management cease trade order by the Ontario Securities Commission on May 1, 2018. The order was issued as a result of the company's delay in filing its annual financial statements for the financial year ended December 31, 2017

<u>Bandera failed to disclose Mr. Singh's directorship at LottoGopher in its proxy materials</u>. This raises questions such as:

- **Why did Bandera choose to hide this from Mr. Singh's bio?**
- **How involved and culpable was Mr. Singh in this scandal?**
- **How could he possibly have time for Luby's in light of his board membership at a company in such financial distress?**
- **How could Luby's shareholders trust Mr. Singh after the oversight failures witnessed in his previous directorships?**

PRESS RELEASE

Lottogopher Holdings Inc. Appoints Interim Chief Financial Officer and Announces MCTO

Default Announcement

The Company also announces that it will not meet the requirements set out in NI 51-102 Sec. 4.4(b)(i) and therefore will be in default. The reason for the default is prior to the interim financial reporting deadline the accounting firm responsible for completing all reporting requirements terminated its relationship with the reporting issuer. The reporting issuer has hired in-house staff to complete the interim reporting responsibilities and fulfill the accounting and finance functions going forward. The reporting issuer expects to remedy the default by December 31, 2018. The Company confirms that it intends to satisfy the provisions of the alternative information guidelines so long as it remains in default of a specified requirement. The reporting issuer is seeking an extension to file interim financial reports. During this period no other financial information will be available. No other information is required that has not already been disclosed.

BLOCKCHAIN POWER

May 07, 2018 17:42 ET | **Source:** Blockchain Power Trust

TORONTO, May 07, 2018 (GLOBE NEWSWIRE) -- Blockchain Power Trust ("**Blockchain Power**" or the "**Trust**") (TSXV:BPWR.UN) today is providing an update with respect to the management cease trade order issued by the Ontario Securities Commission on May 1, 2018 in connection with the delay by the Trust in filing its annual financial statements, management's discussion and analysis and related officer certifications for the financial year ended December 31, 2017 (collectively, the "**Annual Filings**") beyond the required filing deadline under Parts 4 and 5 of National Instrument 51-102 *Continuous Disclosure Obligations* and pursuant to National Instrument 52-109 *Certification of Disclosure in Issuer's Annual and Interim Filings*, being April 30, 2018.

Sources: https://globenewswire.com/news-release/2018/05/07/1497956/0/en/Blockchain-Power-Trust-Announces-Management-Cease-Trade-Order-Update.html
https://www.marketwatch.com/press-release/lottogopher-holdings-inc-appoints-interim-chief-financial-officer-and-announces-mcto-2018-12-03

Luby's | 37

• Ms. Hock has served as the Board Chairman for Texans for Education Opportunity since May 2016 and has been on the board since April 2015 This potentially unethical and questionable campaign that took place during Ms. Hock’s directorship should raise questions for Luby’s shareholders Source: http://offthekuff.com/wp/?p=80215 38 Was Ms. Hock Involved In Questionable Campaign Activities? • Under Ms. Hock’s tenure as Board Chairman, a GOP Senator submitted a criminal complaint about a “fraudulent” pro - voucher letter - writing campaign orchestrated by Texans for Education Opportunity • The website Off the Kuff reported that many of the letters submitted by Texans for Education Opportunity utilized the names of people who were already deceased or opposed to school vouchers in any form, raising concerns about whether their identities were stolen for this campaign

• A March 8, 2017 Politico article suggests that Gramm is engaged in shadow lobbying activities for Lone Star Funds without disclosing his status as a lobbyist • During Gramm’s tenure as Vice Chairman of UBS Investment Bank, the bank reached a $19.4 billion agreement with state and federal regulators related to charges that UBS misled investors • Also during Gramm’s tenure as Vice Chairman of UBS Investment Bank, the firm faced hundreds of millions in lawsuits related to mortgage - backed securities and structured products it sold to investors • Following the Financial Crisis, Gramm was named to multiple lists in the media assigning blame, including Time magazine’s “25 people to Blame for the Financial Crisis” list Sources: http://content.time.com/time/specials/packages/article/0,28804,1877351_1877350_1877330,00.html https://www.bloomberg.com/opinion/articles/2015 - 07 - 27/no - apologies - from - phil - gramm - for - financial - crisis https://www.nytimes.com/2008/11/17/business/economy/17gramm.html https://www.politico.com/story/2017/03/gramms - border - tax - crusade - would - help - his - firm - 235795 https://slate.com/business/2008/07/phil - gramm - s - ubs - problem.html https://www.reuters.com/article/us - ubs - lehman - settlement/ubs - to - pay - 120 - million - in - settlement - over - lehman - notes - idUSBRE9780KP201 30809 39 Senator Gramm’s Track Record Should Concern Luby’s Shareholders

• The dismal track record of Mr. Gramm and his fund Bandera does not support the contention that the election of him and his nominees would be in the best interests of ALL shareholders (see Appendix E for the performance of Bandera’s recent portfolio companies) • The perplexing , inconsistent and at times flippant way in which Mr. Gramm has conducted this campaign calls into doubt whether they are the serious stewards and committed professionals Luby’s needs • One thing is clear: Jeff Gramm, Bandera and its nominees lack experience and have demonstrated questionable judgement both in the past and throughout this campaign – and this should concern Luby’s shareholders deeply 40 Should Shareholders Really Trust Jeff Gramm and Bandera with the Future of Luby’s ?

“Over time, I’ve learned that I’m much better suited to finding good investment ideas than managing activist interventions or serving on corporate boards. ” – Jeff Gramm, page xix “Earlier in my career, I fancied that I was a constructive activist who collaborated with good management teams. It didn’t take long to realize that this was a delusion. ” – Jeff Gramm, page xix Source: Gramm, Jeff. Dear Chairman: Boardroom Battles and the Rise of Shareholder Activism . Harper Business, 2016. 41 Don’t Take it From Us…

Jeff Gramm’s Only Consumer - Focused Board Experience Does Not Inspire Confidence $6.50 $7.00 $7.50 $8.00 $8.50 $9.00 $9.50 $10.00 2/11/2014 2/11/2015 2/11/2016 2/11/2017 2/11/2018 Tandy Leather Factory 2/11/14: Mr. Gramm joins the Board Source: Bloomberg as of 12/19/18 42

• In 2017, Bandera formed a group with other activists to wage a proxy fight against Fiesta Restaurant Group • Each of ISS, Glass Lewis and Egan - Jones recommended in favor of Fiesta’s Board and against the director candidates of the Bandera group • With one of the highest vote margins in proxy contests in 2017, Fiesta’s shareholders overwhelmingly reelected all three Fiesta nominees to the Company’s Board Bandera’s Disastrous Proxy Contest Against Fiesta Restaurant Group 43

Luby's | FUDDRUCKERS | LUBY'S CULINARY SERVICES

Bandera's Disastrous Proxy Contest against Fiesta Restaurant Group


FIESTA
RESTAURANT GROUP, INC.
Schedule 13D filing
2017 Annual Meeting
Last Bandera filing
FRGI 19.02
30.00
27.50
25.00
22.50
20.00
19.02
17.50
15.00
757.37K
Oct
2017
Apr
Jul
Oct
2018
Apr
Jul
Oct

- **09-19-16:** Bandera and its group filed Schedule 13D and disclosed intent to engage regarding capital allocation, corporate governance, and strategic plans
- **01-30-17:** Nominated three candidates for election at the 2017 annual meeting and requested company declassify board
- **April/May 2017:** Bandera and its group conducted vigorous campaign
- **May 2017:** Each of ISS, Glass Lewis and Egan-Jones recommend in favor of the company's candidates
- **06-07-17:** Shareholders elected all company candidates with overwhelming votes

Sources: Company filings, FactSet, Yahoo! Finance

Luby's | 44

• Luby’s enjoys the Holiday Season as much as anyone, but we believe Bandera’s cartoonish approach calls into question Bandera’s credibility • We also find it concerning that when describing his “qualifications” Jeff Gramm spent three words on his investing experience and 22 words on his academic and literary pursuits • All of this raises the question: to what degree is this entire campaign a PR exercise for Bandera vs. a true effort to improve Luby’s? 45 Is Bandera Taking the Proxy Contest Seriously?

Bandera's Questionable Judgement

Bandera's initial settlement proposal set forth Mr. Timothy Brog as a director. When a settlement was not reached, Bandera indicated in its formal nomination notice its intent to nominate a majority slate of six director candidates, one of whom was Mr. Brog.

- Brog is another cohort of Mr. Gramm: the two sit on the board of Rubicon Technology, Inc. together and previously served on the board of Peerless Systems Corp.
- Brog has a history regarding violations of the federal securities laws and a failure to disclose such violations to shareholders.
- An investor in Rubicon Technologies issued a press release calling on Rubicon to "explain appointment of director with questionable record."
- In addition to the securities law violations, Brog was arrested in May 2013 for drug possession.
- Brog underwent a contentious divorce in which the court cited his drug arrest and infidelity as causes for the marital discord.

What does it say about Bandera's judgement that it would nominate a candidate with such a questionable background? Is this why Bandera so adamantly refused to let the Board interview its nominees?

Outline of a Settlement with Luby's Inc.

Board Seats:	Three of nine.
Proposed Nominees[4]:	Senator Phil Gramm Jefferson Gramm Timothy Brog

Paragon Calls on Rubicon to Explain Appointment of Director with Questionable Record

Thursday, June 2, 2016 3:31 PM

ATLANTA, GA / ACCESSWIRE / June 2, 2016 / Paragon Technologies, Inc., which has initiated a proxy contest at the annual meeting of Rubicon Technology, Inc. (NASDAQ: RBCN) scheduled to be held on June 24, 2016, today called on Rubicon to explain the unilateral appointment by the incumbent Board of a new director with a questionable record in the midst of an election process, bypassing a vote of shareholders.

On Tuesday, May 31, long after mailing its proxy statement and annual meeting materials to shareholders, Rubicon abruptly announced the appointment of a new director to the Board, Timothy E. Brog. The incumbent Board appointed Brog "effective immediately" and as a Class II director immune from any vote of shareholders until "the 2018 annual meeting."

Most alarming, the Rubicon Board appears to either have failed to vet Brog's background or they are unconcerned about his questionable record, which includes:

- Brog has a history of multiple SEC violations, including multiple disclosure violations in activist campaigns.
- Brog was arrested on drug charges just three years ago.
- Brog recently underwent a contentious divorce in which the court cited his "drug arrest" and "infidelity" as causes for the marital discord.

Paragon calls on the Rubicon Board to immediately explain this very concerning track record.

Brog's appointment is an appalling affront to shareholder rights and responsible corporate governance. The Rubicon Board decided to bypass the annual meeting and directly appoint their own hand-picked stand-in director. Brog appears to be a journeyman director regularly added as a stand-in for contested elections, including in multiple cases where his nomination was forced to be withdrawn or was declared deficient and invalid.

Sources: Press Release: https://www.accesswire.com/440704/Paragon-Calls-on-Rubicon-to-Explain-Appointment-of-Director-with-Questionable-Record
12/19/18 Bandera PRRN14A

46

Shareholders Media Sloane & Company Dan Zacchei / Joe Germani, 212 - 486 - 9500 dzacchei@sloanepr.com / jgermani@sloanepr.com If you have any questions or require any assistance with respect to voting your shares, please contact the Company’s proxy solicitor using the information listed below: 509 Madison Avenue Suite 1206 New York, NY 10022 Toll Free: (800) 662 - 5200 Direct: (203) 658 - 9400 E - mail: LUB@morrowsodali.com 47

Appendix

49 Appendix A: Settlement Agreement Term Sheet

50 Appendix B: Bandera Email on November 12

51 Appendix C: Letter from Bandera’s Counsel to Luby’s Counse l on December 3

52 Appendix D: Luby’s Counsel Letter to Bandera’s Counsel on December 9

53 Appendix E: Bandera’s Activist Track Record

54 Bandera’s Activist Investment in Tix Corporation (2018) Sources: Company filings, FactSet , Yahoo! Finance Letter to board • 07 - 18 - 18: Sent letter to board stating that sale of company to MGM Resorts was in the best interests of shareholders • Claimed Bandera would act to protect the best interests of shareholders if Tix did not start discussions with MGM • 09 - 10 - 18: MGM talks fail and stock generally falls back to $0.21 and remains in low twenty - cent range

55 Bandera’s Activist Investment in PICO Holdings, Inc. (2017 – 2018) Sources: Company filings, FactSet , Yahoo! Finance • 01 - 30 - 17: PICO filed a Form 8 - K with the SEC announcing that Gregory Bylinsky would be nominated by the company to stand for election as a director at the company’s next annual meeting of shareholders • Bylinsky still serves on the board Bandera’s co - founder Gregory Bylinsky joins board Bylinsky still on board

56 Bandera’s Activist Investment in Morgan’s Foods, Inc. (2013 – 2014) • 04 - 22 - 13: Bandera filed an initial Schedule 13D reporting ownership of 26.4% of the company and entry into a share purchase agreement, which provided for, among other things, the appointment of Jefferson Gramm to the board • 03 - 30 - 14: Morgan’s Foods entered into a Merger Agreement with Apex Restaurant Management • 04 - 28 - 14: The merger between Morgan’s Foods and Apex was completed for $5.00 per share Schedule 13D Apex Acquisition Merger Consideration Sources: Company filings, FactSet , Yahoo! Finance

57 Bandera’s Activist Investment in Kenneth Cole Productions (2012) Sources: Company filings, FactSet , Yahoo! Finance • 05 - 18 - 12: Public letter urging special committee to reject unsolicited take - private offer from Mr. Kenneth Cole at $15/share • 06 - 06 - 12: The board agreed to a $15.25 offer • September 2012: Merger is completed Public Letter Merger Consideration

58 Bandera’s Activist Investment in Ambassadors Group, Inc. (2012 – 2015) Sources: Company filings, FactSet , Yahoo! Finance • 08 - 10 - 11: Files Schedule 13G reporting 5.6% stake • 02 - 10 - 12: Files Schedule 13D reporting 12.1% stake • 04 - 02 - 12: Urged board to settle with activist Lane Five which was pursuing a proxy contest • 05 - 07 - 12: Proxy fight settled when Lane 5 was granted 2 board seats • 05 - 09 - 14: Gramm elected as a director • 08 - 14 - 15: Board announces dissolution and liquidation Election to board Announcement of Dissolution Schedule 13D

59 Bandera’s Activist Investment in Tandy Leather Factory, Inc. (2011 – 2014) Sources: Company filings, FactSet , Yahoo! Finance • 01 - 19 - 11: Bandera filed an initial Schedule 13D reporting ownership of 24.5% of the company • 01 - 03 - 14: Bandera filed Amendment No. 4 to it Schedule 13D providing that Bandera had no plans related to the company other than the purchase or sale of shares • 02 - 11 - 14: Jefferson Gramm joined the board of Tandy • 06 - 10 - 16: Gramm becomes chairman 24.5% investment announced Gramm joins board Still on board Gramm made chairman